Exhibit 99.1

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KPMG LLP
Chartered Accountants
Yonge Corporate Centre                                 Telephone (416) 228-7000
4120 Yonge Street, Suite 500                           Telefax (416) 228-7123
North York ON M2P 2B8                                        www.kpmg.ca
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Canada





Mr.  Terry Cooke
Chairman and President
Power Kiosks, Inc.
181 Whitehall Drive
Markham, ON  L3R 9T1



March 12, 2001


Dear Mr.  Cooke:

We have not been able to complete the quarter review of Power Kiosks, Inc. for the quarter ended January 31, 2001 due to not receiving the draft financial statements in time to complete our review. We expect the financial statements to be completed by March 19, 2001.


Yours very truly,

/s/ Patrick A.  Ryan
Patrick A.  Ryan
Partner
(416) 288-7199

/sf